Exhibit 3.1

CORRECTED

SECOND RESTATED

CERTIFICATE OF INCORPORATION

OF

JDS UNIPHASE CORPORATION

JDS Uniphase Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

1.	A Second Restated Certificate of Incorporation was filed by the Corporation with the Secretary of State of the State of Delaware on July 23, 2008 which was defectively or erroneously executed, sealed or acknowledged, and that said Second Restated Certificate of Incorporation requires correction as permitted by Section 103(f) of the General Corporation Law of the State of Delaware.

2.	The inaccuracy or defect of said Second Restated Certificate of Incorporation to be is that Article 4, Paragraph 4.2 did not reference the previously designated Special Voting Stock, Series A Preferred Stock, and Series B Preferred Stock of the Corporation.

3.	The Second Restated Certificate of Incorporation is corrected in its entirety as attached hereto.

IN WITNESS WHEREOF, said Corporation has caused this Corrected Second Restated Certificate of Incorporation to be signed by Andrew R. Pollack, its Vice President, General Counsel and Corporate Secretary, this 25th day of August, 2011.

By:	/s/ Andrew R. Pollack
Andrew R. Pollack Vice President, General Counsel and Corporate Secretary

CORRECTED

SECOND RESTATED

CERTIFICATE OF INCORPORATION

OF

JDS UNIPHASE CORPORATION

JDS Uniphase Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is JDS Uniphase Corporation. The Corporation was originally incorporated under the name Uniphase Delaware, Inc., and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 23, 1993.

2. Pursuant to Section 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates and integrates the provisions of the Restated Certificate of Incorporation of the Corporation and does not further amend the provisions of the Corporation’s Restated Certificate of Incorporation as theretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate.

3. The text of the Restated Certificate of Incorporation is hereby restated to read in its entirety as follows:

ARTICLE 1

The name of the Corporation is JDS Uniphase Corporation.

ARTICLE 2

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle. The name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE 3

The purpose of the Corporation is to conduct any lawful business, to promote any lawful purpose and to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware. The Corporation is to have perpetual existence.

ARTICLE 4

4.1. Authorized Capital Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is One Billion One Million (1,001,000,000) shares. One Billion (1,000,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001), and One Million (1,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001).

4.2. Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate (a “Preferred Stock Designation”) pursuant to the Delaware General Corporation Law, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Pursuant to the authority conferred by Article 4 herein, the Board of Directors, upon its own prior approval, has designated the following series of Preferred Stock:

(i)	a series of Special Voting Stock for which a Certificate of Designation is attached hereto as Exhibit A and incorporated herein by reference, which Certificate of Designation was originally filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on June 28, 1999;

(ii)	Series A Preferred Stock for which a Certificate of Designation is attached hereto as Exhibit B and incorporated herein by reference, which Certificate of Designation was originally filed with the Secretary of State on June 1, 1998; and

(iii)	Series B Preferred Stock for which a Certificate of Designation is attached hereto as Exhibit C and incorporated herein by reference, which Certificate of Designation was originally filed with the Secretary of State on June 19, 1998.

ARTICLE 5

5.1. Election of Directors. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide. At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected, and until their successors have been duly elected and qualified; except that if any such election shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the Delaware General Corporation Law. The directors of the Corporation shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The term of office of the initial Class I directors shall expire at the next succeeding annual meeting of stockholders, the term of office of the initial Class II directors shall expire at the second succeeding annual meeting of stockholders and the term of office of the initial Class III directors shall expire at the third succeeding annual meeting of stockholders. At each annual meeting of stockholders, directors to replace those of a class whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting and until their respective successors shall have been duly elected and qualified. If the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable.

5.2. Number of Directors. The number of directors of the Corporation shall be fixed from time to time by a bylaw or amendment thereof duly adopted by the Board of Directors or by the stockholders. Vacancies occurring on the board of directors for any reason may be filled by vote of a majority of the remaining members of the board of directors, although less than a quorum, at any meeting of the board of directors. A person so elected by the board of directors to fill a vacancy shall hold office until the unexpired portion of the term of the director whose place shall be vacant, and until his or her successor shall have been duly elected and qualified.

5.3. Additional Authority. Except as otherwise provided in this Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

ARTICLE 6

Stockholders of the Corporation shall take action by meetings held pursuant to this Restated Certificate of Incorporation and the Bylaws. Stockholders of the Corporation shall have no right to take any action by written consent without a meeting. Subject to the rights of the holders of any stock having a preference over the Common Stock as to the dividends or liquidation, special meetings of the stockholders shall be called only by the Board, the Chairman of the Board or the Chief Executive Officer. Stockholders shall not be permitted to call a special meeting or to require the Board to call a special meeting of stockholders. Meetings of stockholders may be held within or out of the State of Delaware, as the Bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE 7

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the

Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE 8

8.1. Limitation of Directors’ Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of the State of Delaware, or (d) for any transaction from which the director derived any improper personal benefit.

8.2. Indemnification of Corporate Agents. To the fullest extent permitted by applicable law, the Corporation is also authorized to provide indemnification of (and advancement of expenses to) such agents (and any other persons to which Delaware law permits this Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law of the State of Delaware law, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders, and others.

8.3. Repeal or Modification. Any repeal or modification of the foregoing provisions of this Article 8 shall not adversely affect any right of indemnification or limitation of liability of an agent of the Corporation relating to the acts or omissions occurring prior to such repeal or modification.

ARTICLE 9

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

UNIPHASE CORPORATION

CERTIFICATE OF DESIGNATION

Pursuant to Section 151 of the General Corporation Law

of the State of Delaware

SPECIAL VOTING STOCK

The undersigned officer of Uniphase Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby certifies that the following resolutions were duly adopted by the Board of Directors of the Company and by the Uniphase Merger Committee pursuant to authority conferred upon the Board of Directors by the provisions of the Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”), and pursuant to authority conferred upon the Uniphase Merger Committee in accordance with Section 141(c) of the General Corporation Law of the State of Delaware, by Article III Section 9 of the Bylaws of the Company and by the resolutions of the Board of Directors set forth herein, at a meeting of the Board of Directors duly held on January 28, 1999 and by unanimous written consent of the Uniphase Merger Committee dated June 21, 1999:

1. The Board of Directors on January 28, 1999 adopted the following resolutions, among others, (a) authorizing the classification of the Special Voting Stock and the issuance of one share thereof (the “Special Voting Share”), and fixing the relative powers, preferences, rights, qualifications, limitations and restrictions of such share, and (b) authorizing the Uniphase Merger Committee of the Board of Directors to act on behalf of the Board of Directors to review and approve certain matters in connection with the transactions contemplated by that certain Merger Agreement dated as of January 28, 1999, among the Company, 3506967 Canada Inc., and JDS FITEL Inc., as amended and restated (the “Merger Agreement”), which Merger Agreement, among other things, provides for the Special Voting Share:

“RESOLVED, that the classification of one share of the Company’s authorized shares of preferred stock as the Special Voting Share (as defined in the Merger Agreement) is hereby authorized and approved;

“RESOLVED, FURTHER, that any officer of the Company be, and each hereby is, authorized to take any and all action that such officer of the Company may deem necessary or desirable under applicable law, including, without limitation, the execution of one or more Certificates of Designation under Section 151 of the General Corporation Law of the State of Delaware, to create and issue one Special Voting Share of the Company, to have such rights, privileges, restrictions and conditions as are consistent with the terms of the Merger Documents and approved by the Uniphase Merger Committee, such share to be issued in consideration of $1.00, and upon receipt by the Company of such portion of the Merger Consideration, such Special Voting Share be issued to the Trustee, to be held and exercised by such Trustee as contemplated therein and by the terms of the Trust Agreement; and

EXHIBIT A

1

“RESOLVED, FURTHER, that a Committee (the “Uniphase Merger Committee”), consisting of Directors Kalkhoven, Kaplan and Lego, is hereby appointed to review and approve such matters in connection with the Transaction as the Uniphase Merger Committee and/or the Authorized Officers (as defined below) of this Company shall determine would otherwise require the review and approval of this Board of Directors as shall be reasonably required to; (i) cause the Company to perform its obligations under the Merger Documents and (ii) generally consummate the Merger Transaction in accordance with the Merger Agreement. Without limiting the powers of the Uniphase Merger Committee pursuant to the foregoing, the Uniphase Merger Committee shall have the authority to review and approve any alternative structure for the Merger Transaction, as contemplated by Section 5.11 of the Merger Agreement.”

2. The Uniphase Merger Committee of the Board of Directors, by unanimous written consent to corporate action dated June 21,1999 adopted the following resolution pursuant to authority conferred upon the Uniphase Merger Committee by the resolution of the Board of Directors set forth in paragraph 1:

“RESOLVED, that the Uniphase Merger Committee hereby fixes the number, powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions of the Special Voting Stock as follows:

“I. AUTHORIZED NUMBER AND DESIGNATION. There is hereby created out of the authorized and unissued shares of preferred stock of the Company a series of preferred stock designated as “Special Voting Stock, par value $0.001 per share” The number of shares constituting the Special Voting Stock shall be one (the “Special Voting Share”).

“II. DIVIDENDS. Neither the holder nor, if different, the owner of the Special Voting Share shall be entitled to receive Company dividends in its capacity as holder or owner thereof.

“III. VOTING RIGHTS. The holder of record of the Special Voting Share shall be entitled to all of the voting rights, including the right to vote in person or by proxy, of the Special Voting Share on any matters, questions, proposals or propositions whatsoever that may properly come before the shareholders of the Company at a Company meeting or in connection with a Company consent.

“IV. LIQUIDATION PREFERENCE. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the holder of the Special Voting Share shall be entitled to receive out of the assets of the Company available for distribution to the stockholders, an amount equal to $0.001 before any distribution is made on the common stock of the Company or any other stock ranking junior to the Special Voting Share as to distribution of assets upon liquidation, dissolution or winding-up.

“V. RANKING. The Special Voting Share shall, with respect to rights on liquidation, winding up and dissolution, rank (i) senior to all classes of common stock of the Company and (ii) junior to any other class or series of capital stock of the Company.

“VI. REDEMPTION. The Special Voting Share shall not be subject to redemption, except that at such time as no exchangeable shares (“Exchangeable Shares”) of JDS Uniphase

2	EXHIBIT A

Canada Ltd. (other than Exchangeable Shares owned by the Company and its affiliates) shall be outstanding, and no shares of stock, debt, options or other agreements which could give rise to the issuance of any Exchangeable Shares to any person (other than the Company and its affiliates) shall exist, the Special Voting Share shall automatically be redeemed and canceled, for an amount equal to $0.001 due and payable upon such redemption. Upon any such redemption or other purchase or acquisition of the Special Voting Share by the Company, the Special Voting Share shall be deemed retired and canceled and may not be reissued.

“VIl. OTHER PROVISIONS. Pursuant to the terms of that certain Voting and Exchange Trust Agreement to be dated as of July 6,1999, by and between JDS Uniphase Canada Ltd., the Company, and CIBC Mellon Trust Company, as such agreement may be amended, modified or supplemented from time to time (the “Trust Agreement”):

(i) During the term of the Trust Agreement, the Company may not, without the consent of the holders of the Exchangeable Shares (as defined in the Trust Agreement), issue any shares of its Special Voting Stock in addition to the Special Voting Share;

(ii) the Special Voting Share entitles the holder of record to a number of votes at meetings of holders of Company common shares equal to the number of Exchangeable Shares (as defined by the Trust Agreement) outstanding from time to time (other than the Exchangeable Shares held by the Company and its affiliates);

(iii) the Trustee (as defined by the Trust Agreement) shall exercise the votes held by the Special Voting Share pursuant to and in accordance with the Trust Agreement;

(iv) the voting rights attached to the Special Voting Share shall terminate pursuant to and in accordance with the Trust Agreement; and

(v) the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions of such Special Voting Share shall be as otherwise provided in the Trust Agreement.”

3	EXHIBIT A

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be been signed by Michael C. Phillips, its Senior Vice President, and attested by Anthony R. Muller, its Secretary, whereby said Secretary affirms, under penalties of perjury, that this Certificate of Designation is the act and deed of the Company and that the facts stated herein are true, this 28th day of June, 1999.

UNIPHASE CORPORATION

By:	/s/ Michael C. Phillips
Name:	Michael C. Phillips
Title:	Senior Vice President

Attest:

By:	/s/ Anthony R. Muller
Name:	Anthony R. Muller
Title:	Secretary

EXHIBIT A

UNIPHASE CORPORATION

CERTIFICATE OF DESIGNATION

OF THE

SERIES A PREFERRED STOCK

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

The undersigned officers of Uniphase Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

That, pursuant to the authority conferred upon the Board of Directors of the Corporation by its Restated Certificate of Incorporation (the “Certificate”), the said Board of Directors, at a duly called meeting held on April 8, 1998, at which a quorum was present and acted throughout, adopted the following resolutions, which resolutions remain in full force and effect on the date hereof creating a series of 100,000 shares of Preferred Stock having a par value of $.001 per share, designated as Series A Preferred Stock (the “Series A Preferred Stock”) out of the class of 1,000,000 shares of preferred stock, par value of $.001 per share (the “Preferred Stock”) of the Corporation:

RESOLVED, that pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Certificate, the Board of Directors does hereby create, authorize and provide for 100,000 shares of its authorized Preferred Stock to be designated and issued as the Series A Preferred Stock;

RESOLVED, that pursuant to the authority of Section 151(a) of the Delaware General Corporate Law, certain matters related to the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of the Series A Preferred Stock, are dependent upon facts ascertainable outside the Certificate or these resolutions (the “External Facts”);

RESOLVED, that all External Facts shall be determined and ascertained only in reference to and in accordance with the terms of that certain Series A Preferred Stock Conversion and Redemption Agreement, dated as of May 18, 1998, exclusive of any amendments or modifications thereafter (the “Series A Preferred Stock Agreement”), between the Corporation and Koninklijke Philips Electronics N.V., a company established under the law of the Netherlands (“Philips”), a copy of which is available, upon request, to any holder of the Series A Preferred Stock at the Corporation’s principal offices;

EXHIBIT B

RESOLVED, that all capitalized terms used, but not otherwise defined, in these resolutions shall have the respective meaning ascribed to such terms in the Series A Preferred Stock Agreement;

RESOLVED, that the Series A Preferred Stock shall have the following voting powers, designations, relative, participating, optional and other special rights, preferences and qualifications, limitations and restrictions:

1.	Dividends and Distributions. The Series A Preferred Stock shall have no right to dividends or other distributions.

2.	Conversion. The Series A Preferred Stock have conversion rights as follows (the “Conversion Rights”):

(a)	Automatic Conversion. On the Issue Date, each share of Series A Preferred Stock which has not been redeemed pursuant to Section 4 below or converted pursuant to Section 2(b) below shall automatically be converted into that number of shares of Common Stock equal to the Per Share Earn-Out Amount divided by the average last reported sale price on the NASDAQ National Market (as published in the Wall Street Journal, Eastern Edition) of one share of Common Stock (as then constituted) over the twenty (20) trading days ending immediately prior to the Issue Date.

(b)

Right to Convert on Occurrence of Redemption Event. All shares of Series A Preferred Stock which has not been redeemed pursuant to Section 4 below, shall be convertible, at the request of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, into shares of Common Stock in accordance with this Section 2(b) in the event a Redemption Event (as defined in the Series A Preferred Stock Agreement) occurs on or before June 30, 2002. Such Conversion Rights shall be exercisable by a majority of the holders of Series A Preferred Stock on written notice to the Corporation for a period of ninety (90) days following the date Philips (as defined in Section 7 below) determines that a Redemption Event has occurred (the “First Election Period”) or, if such Conversion Right is not exercised during the First Election Period, for a period of thirty (30) days preceding July 1, 2002 (the “Second Election Period”). The number of shares of Common Stock issuable upon conversion of a share of Series A Preferred Stock pursuant to this Section 2(b) shall be equal to the Redemption Price divided by the average last reported sale price on the NASDAQ National Market (as published in the Wall Street

2	EXHIBIT B

Journal, Eastern Edition) of one share of Common Stock (as then constituted) over the twenty (20) trading days ending immediately prior to commencement of the First Election Period (if such Conversion Rights are exercised pursuant to this Section 2(b) during the First Election Period) or the Issue Date (if such Conversion Rights are exercised pursuant to this Section 2(b) during the Second Election Period).

(c)	Mechanics of Conversion. In the event of an automatic conversion of the Series A Preferred Stock pursuant to Section 2(a) hereof or an election by the holders of at least a majority of the then outstanding shares of Series A Preferred Stock to convert all of the Series A Preferred Stock pursuant to Section 2(b) above, the outstanding shares of Series A Preferred Stock shall then be converted automatically without any further action by the holders of such shares into shares of Common Stock and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless and until the certificates evidencing such shares of Series A Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver to such holder of Series A Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he or she shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the occurrence of the event leading to such automatic conversion or the election of the holders, as the case may be, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such dates.

(d)

Reclassifications; Mergers or Consolidations. In the case of any capital reorganization or any reclassification of the stock of the Corporation (other than as a result of a Stock dividend or subdivision, split-up or combination of shares) or the consolidation or merger of the Corporation with or into another person or of the sale or other disposition of all or substantially all the properties and assets of the

EXHIBIT B

3

Corporation at any time after the date thereof, the shares of the Series A Preferred Stock shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock, other securities, cash or other property to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition such holders had converted such shares of the Series A Preferred Stock into Common Stock. The provisions of this Section 2(d) shall (i) similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions, and (ii) be subject to the rights of the holders of the Series A Preferred Stock pursuant to Section 2(b) above and Section 4 below following the occurrence of a Redemption Event.

(e)	Fractional Shares. In lieu of any fractional shares to which the holder of Series A Preferred Stock would otherwise be entitled upon conversion, the Corporation shall pay cash equal to such fraction multiplied by the value of one share of Common Stock as determined in accordance with Section 2(a) or Section 2(b) hereof as applicable. The number of whole shares issuable to each holder upon such conversion shall be determined on the basis of the number of shares of Common Stock issuable upon conversion of the total number of shares of Series A Preferred Stock held by such holder at the time of conversion pursuant to Section 2 hereof.

(f)	No Impairment. The Corporation will not through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance of performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 2 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series A Preferred Stock against impairment.

(g)

Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock. If at any time the number of authorized but unissued shares of Common

EXHIBIT B

4

Stock shall not be sufficient to effect the conversion of all then-out standing shares of Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

3.	Voting Rights. The Series A Preferred Stock shall have no voting rights except as required by law and except that approval of Philips, as long as Philips is a holder of shares of Series A Preferred Stock, or more than fifty percent (50%) of the outstanding shares of Series A Preferred Stock, in the event that Philips is no longer such a holder, shall be required as to any amendment to the Certificate or this Certificate of Designation that: (i) changes or alters the rights of the Series A Preferred Stock so as to adversely affect the rights and privileges of the holders of the Series A Preferred Stock, or (ii) increases the number of authorized shares of Series A Preferred Stock.

4.	Redemption.

(a)	Redemption of Series A Preferred Stock. In the event a Redemption Event shall occur on or before June 30, 2002, the Corporation shall, at the request of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, redeem all outstanding shares of Series A Preferred Stock at the Redemption Price; provided, that, if the Redemption Event is a Company Sale, such Redemption Event shall not give rise to a redemption of the Series A Preferred Stock pursuant to this Section 4. Holders of Series A Preferred Stock requesting redemption hereunder shall promptly notify the Corporation. Such notice (the “Redemption Notice”) shall specify the date of the requested redemption (the “Redemption Date”) and shall be given, if at all, during either the First Election Period or the Second Election Period, as the case may be. The Corporation shall reply to the Redemption Notice within fifteen (15) days by notifying the holder or holders of Series A Preferred Stock requesting redemption hereunder of the number of shares which the Corporation may lawfully redeem consistent with the requirements of Section 160 of the Delaware General Corporation Law on the date specified for redemption.

(b)

Redemption Payments. For each share of Series A Preferred Stock which is to be redeemed hereunder, the Corporation shall be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation’s principal office of the certificate representing such share) an amount in immediately

EXHIBIT B

5

available funds equal to the Redemption Price. If the funds of the Corporation legally available for redemption of shares of Series A Preferred Stock on the Redemption Date consistent with the requirements of Section 160 of the Delaware General Corporation Law are insufficient to redeem the total number of shares of Series A Preferred Stock to be redeemed on such date, those funds which are legally available under Section 160 of the Delaware General Corporation Law shall be used to redeem the maximum possible number of shares of Preferred Stock pro rata among the holders of Series A Preferred Stock to be redeemed based upon the aggregate number of shares of Series A Preferred Stock held by each such holder in accordance with subsection (c) below. At any time thereafter when additional funds of the Corporation are legally available under Section 160 of the Delaware General Corporation Law for the redemption of shares of Series A Preferred Stock, such funds shall immediately be used to redeem the balance of the shares of Series A Preferred Stock which the Corporation has become obligated to redeem on the Redemption Date but which it has not so redeemed.

(c)	Determination of the Number of Each Holder’s Shares to be Redeemed. The number of shares of Series A Preferred Stock to be redeemed from each holder thereof in redemptions of fewer than all of the outstanding shares of Series A Preferred Stock hereunder shall be the number of shares determined by multiplying the total number of Series A Preferred Stock, to be redeemed by a fraction, the numerator of which shall be the total number of shares of Series A Preferred Stock then held by such holder and the denominator of which shall be the total number of shares of Series A Preferred Stock then outstanding. In case fewer than the total number of shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed shares shall be issued to the holder thereof without cost to such holder within five business days after surrender of the certificate representing the redeemed shares.

5.	Ranking. The shares of Series A Preferred Stock shall rank junior to all other series of the Preferred Stock and to any other class of Preferred Stock that hereafter may be issued by the Corporation as to the payment of dividends and the distribution of assets upon liquidation, unless the terms of any such series or class shall provide otherwise.

6	EXHIBIT B

6.	Reacquired Shares. Any shares of Series A Preferred Stock redeemed, converted or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall, upon their cancellation, become authorized but unissued shares (or fractions of shares) of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

7.	Common Stock Definition. As used in this resolution, the term “Common Stock” shall mean the class of stock designated as the common stock, par value $.001 per share, of the Corporation at the date hereof or any other class of stock resulting from successive changes or reclassification of the common stock.

IN WITNESS WHEREOF, Uniphase Corporation has caused this Certificate to be signed by its President and Us Assistant Secretary this 29th day of May, 1998.

UNIPHASE CORPORATION

By:	/s/ Kevin Kalkhoven
Kevin Kalkhoven
President

By:	/s/ Michael C. Phillips
Michael C. Phillips
Assistant Secretary

7	EXHIBIT B

UNIPHASE CORPORATION

CERTIFICATE OF DESIGNATION

OF THE VOTING POWERS, DESIGNATION,

PREFERENCES AND RELATIVE, PARTICIPATING,

OPTIONAL OR OTHER SPECIAL RIGHTS AND QUALIFICATIONS,

LIMITATIONS AND RESTRICTIONS OF THE

SERIES B PREFERRED STOCK

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

The undersigned officers of Uniphase Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

That, pursuant to the authority conferred upon the Board of Directors of the Corporation by its Restated Certificate of Incorporation (the “Certificate”), the said Board of Directors, at a duly called meeting held on June 11,1998, at which a quorum was present and acted throughout, adopted the following resolution, which resolution remains in full force find effect on the date hereof creating a Series of 100,000 shares of Preferred Stock having a par value of $.001 per share, designated as Series B Preferred Stock (the “Series B Preferred Stock”) out of the class of 1,000,000 shares of preferred stock of the par value of $.001 per share (the “Preferred Stock”):

RESOLVED, that pursuant to the authority vested in the Board of Directors in accordance with the provisions of its Certificate, the Board of Directors does hereby create, authorize and provide for 100,000 shares of its authorized Preferred Stock to be designated and issued as the Series B Preferred Stock, having the voting powers, designation, relative, participating, optional and other special rights, preferences and qualifications, limitations and restrictions that are set forth as follows:

1. Dividends and Distributions. (A) Subject to the prior and superior rights of the holders of any shares of any other Series of Preferred Stock or any other shares of stock of the Corporation ranking prior and superior to the shares of Series B Preferred Stock with respect to dividends, each holder of one one-thousandth (1/1000) of a share (a “Unit”) of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for that purpose, (i) quarterly dividends payable in cash on the last day of February, May, August and November in each year (each such date being a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of such Unit of Series B Preferred Stock, in an amount per Unit (rounded to the nearest cent) equal to the greater of (a) $.01 or (b) subject to the provision for adjustment hereinafter set forth, the aggregate per share amount of all cash dividends declared on shires of the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, will] respect to the first Quarterly Dividend Payment Date, since the first issuance of a Unit of Series B Preferred

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Stock, and (ii) subject to the provision for adjustment hereinafter set forth, quarterly distributions (payable in kind) on each Quarterly Dividend Payment Date in an amount per Unit equal to the aggregate per share amount of all non-cash dividends or other distributions (other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock, by reclassification or otherwise) declared on shares of Common Stock since the immediately preceding Quarterly Dividend Payment Date, or with respect to the first Quarterly Dividend Payment Date, since the first issuance of a Unit of Series B Preferred Stock, In the event that the Corporation shall at any time after June 22, 1998 (the “Rights Declaration Date”) (i) declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock or (iii) combine outstanding shares of Common Stock into a smaller number of shares, then in each such case the amount to which the holder of a Unit of Series B Preferred Stock was entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a traction the numerator of which shall be the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) The Corporation shall declare a dividend or distribution on Units of Series B Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the shares of Common Stock (other than a dividend payable in shares of Common Stock); provided, however, that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $.01 per Unit on the Series B Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C) Dividends shall begin to accrue and shall be cumulative on each outstanding Unit of Series B Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issuance of such Unit of Series B Preferred Stock, unless the date of issuance of such Unit is prior to the record date for the first Quarterly Dividend Payment Date, in which case, dividends on such Unit shall begin to accrue from the date of issuance of such Unit, or unless the date of issuance is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Units of Series B Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on Units of Series B Preferred Stock in an amount less than the aggregate amount of all such dividends at the time accrued and payable on such Units shall be allocated pro rata on a unit-by-unit basis among all Units of Series B Preferred Stock at the time outstanding. The Board of Directors may fix a record date for the determination of holders of Units of Series B Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record dale shall be no more than 30 days prior to the date fixed for the payment thereof.

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2. Voting Rights. The holders of Units of Series B Preferred Stock shall have the following voting rights:

(A) Subject to the provision for adjustment hereinafter set forth, each Unit of Series B Preferred Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock or (iii) combine the outstanding shares of Common Stock into a smaller number of shares, then in each such case the number of votes per Unit to which holders of Units of Series B Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event; and

(B) Except as otherwise provided herein, in the Certificate or the Bylaws of the Corporation or as required by law, the holders of Units of Series B Prefixed Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation, and such holders shall have no special voting rights and their consents shall not be required for taking any corporate action.

3. Certain Restrictions. (A) Whenever quarterly dividends or other dividends or distributions payable on Units of Series B Preferred Stock as provided herein are in arrears, thereafter and Until all accrued and unpaid dividends and distributions, whether or not declared, on outstanding Units of Series B Preferred Stock shall have been paid in full, the Corporation shall not (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of junior stock; (ii) declare or pay dividends on or make any other distributions on any shares of parity stock, except dividends paid ratably on Units of Series B Preferred Stock and shares of all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of such Units and all such shares are then entitled; (iii) redeem or purchase or otherwise acquire for consideration shares of any parity stock, provided, however, that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any junior stock; (iv) purchase or otherwise acquire for consideration any Units of Series B Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such Units.

(B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 3, purchase or otherwise acquire such shares at such time and in such manner.

4. Reacquired Shares. Any Units of Series B Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such Units shall, upon their cancellation, become authorized but unissued shares (or fractions of shares) of Preferred Stock and may be reissued as part of a new Series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

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5. Liquidation, Dissolution or Winding Up. (A) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, no distribution shall be made (i) to the holders of shares of junior stock unless the holders of Units of Series B Preferred Stock shall have received, subject to adjustment as hereinafter provided in paragraph (B), the greater of either (a) $-01 per Unit plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not earned or declared, to the date of such payment, or (b) the amount equal to the aggregate per share amount to be distributed to holders of shares of Common Stock, or (ii) to the holders of shares of parity stock, unless simultaneously therewith distributions are made ratably on Units of Series B Preferred Stock end all other shares of such parity stock in proportion to the total amounts to which the holders of Units of Series B Preferred Stock are entitled under clause (i)(a) of this sentence and to which the holders of shares of such parity stock are entitled, in each case upon such liquidation, dissolution or winding up.

(B) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock, or (iii) combine outstanding shares of Common Stock into a smaller number of shares, then in each such case the aggregate amount to which holders of Units of Series B Preferred Stock were entitled immediately prior to such event pursuant to clause (i)(b) of paragraph (A) of this Section 5 shall be adjusted by multiplying such amount by a fraction the numerator of which shall be the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

6. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or converted into other stock or securities, cash and/or tiny other properly, then in any such case Units of Series B Preferred Stock shall at the same time be similarly exchanged for or converted into an amount per Unit (subject to the provision for adjustment hereinafter set forth) equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is converted or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock, or (iii) combine outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the immediately preceding sentence with respect to the exchange or conversion of Units of Series B Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which shall be the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

7. Redemption. The Units of Series B Preferred Stock and shares of Series B Preferred Stock shall not be redeemable.

8. Ranking. The Units of Series B Preferred Stock and shares of Series B Preferred Stock shall rank junior to all other Series of the Preferred Stock and to any other class of Preferred Stock that hereafter may be issued by the Corporation as to the payment of dividends and the distribution of assets, unless the terms of any such Series or class shall provide otherwise.

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9. Fractional Shares. The Series B Preferred Stock may be issued in Units or other fractions of a share, which Units or fractions shall entitle the holder, in proportion to such holder’s units or fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series B Preferred Stock.

10. Certain Definitions. As used in this resolution with respect to the Series B Preferred Stock, the following terms shall have the following meanings;

(A) The term “Common Stock” shall mean the class of stock designated as the common stock, par value $.001 per share, of the Corporation at the date hereof or any other class of stock resulting from successive changes or reclassification of the common stock.

(B) The term “junior stock” (i) as used in Section 3 shall mean the Common Stock, any Series A Preferred Stock, $.001 par value, of the Corporation and any other class or Series of capital stock of the Corporation hereafter authorized or issued over which the Series B Preferred Stock has preference or priority as to the payment of dividends and (ii) as used in Section 5, shall mean the Common Stock and any other class or Series of capital stock of the Corporation over which the Series B Preferred Stock has preference or priority in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

(C) The term “parity stock” (i) as used in Section 3 shall mean any class or Series of stock of the Corporation hereafter authorized or issued ranking pari passu with the Series B Preferred Stock as to dividends and (ii) as used in Section 5, shall mean any class or Series of capital stock ranking pari passu with the Series B Preferred Stock in the distribution of assets on any liquidation, dissolution or winding up.

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IN WITNESS WHERE OF, Uniphase Corporation has caused this Certificate to be signed by its Chairman and Chief Executive Officer and its Secretary this 18 day of June 1998.

UNIPHASE CORPORATION

By:	/s/ Kevin N. Kalkhoven
Kevin N. Kalkhoven
President

By:	/s/ Michael C. Phillips
Michael C. Phillips
Assistant Secretary

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